EXHIBIT 8.1

                   SUBSIDIARIES OF ORCKIT COMMUNICATIONS LTD.

Corrigent Systems Inc., a Delaware corporation.
Corrigent Systems Ltd., an Israeli corporation.
Corrigent Systems KK., a Japanese corporation.